恒生銀行
HANG SENG BANK

**CUSTOMER'S COPY**

**Our Ref: Corporate Banking – A181130**

**Confidential**

4 April 2019

Bonso Advanced Technology Limited
Room 1404 14/F
Cheuk Nang Centre
9 Hillwood Road
Tsimshatsui
Kowloon

Attention: Mr. Albert So/ Mr. Anthony So

Dear Sirs,

**BANKING FACILITIES**

With reference to our recent discussions, we, Hang Seng Bank Limited (the "**Bank**") have reviewed your banking facilities and are pleased to offer the following revised banking facility(ies) (the "**Facilities**") to the borrower(s) specified below (the "**Borrower**").

The Facilities will be made available on the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities attached and upon satisfactory completion of the security specified below.

The Facilities are subject to review at any time and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities.

1. **<u>Borrower</u>**

Bonso Advanced Technology Limited

## 2. Facilities and Limits

| | |
|---|---|
| Revolving Loan Facility (RLN1) | HKD7,000,000 |
| Revolving Loan Facility (RLN2) | HKD8,000,000 |
| Combine Limit (CBL1) | HKD20,000,000 |
| Overdraft (OD) | (HKD5,000,000) |
| Term Loan Facility (TL1) | (HKD3,472,222.21) |
| Term Loan Facility (TL2) | (HKD6,000,000) |
| Combine Limit (CBL2) | (HKD7,800,000) |
| - Standby Documentary Credits (SDC) | [(HKD7,800,000)] |
| - Bank Guarantee (GTE) | [(USD1,000,000)] |
| Documentary Credits (DC) | (HKD20,000,000) |
| - Trust Receipt (TR) | [(HKD20,000,000)] |
| Local Documentary Credits (Local DC) | (HKD18,000,000) |
| - Trust Receipt under Local Documentary Credits (TR under Local DC) | [(HKD18,000,000)] |
| Import Trade Loans (ITL) | (HKD12,000,000) |
| Documents Against Payment (DP) | (HKD20,000,000) |
| Documents Against Acceptance (DA) | (HKD20,000,000) |
| Export Trade Loans (ETL) | (HKD18,000,000) |
| Negotiation under Documentary Credits with discrepancies (L/G) | HKD5,000,000 |
| **Total Facility Limit** | **HKD40,000,000** |

**Note:**

(a) The aggregate outstanding under OD, TL1, TL2, SDC, GTE, TR, TR under Local DC, ITL, DA and ETL facilities shall not at any time exceed HKD20,000,000.
(b) The aggregate outstanding under SDC and GTE facilities shall not at any time exceed HKD7,800,000.
(c) The aggregate outstanding of all sub-limits shall not at any time exceed the Facility Limit of that Facility and the Total Facility Limit.

## 3. Facilities and Conditions

Overdraft Facility (OD) : Account No.: 259-358729-001

Interest: 1% per annum over BLR on daily balances, payable monthly in arrears.

Interest on Unauthorized Overdraft: 8% per annum over BLR

Revolving Loan Facility (RLN1) : Facility Amount: HKD7,000,000

Purpose: For the Borrower to purchase investment products through the Bank.

Drawdown:
For HKD/USD: Drawdown can be made in HKD/USD, subject to availability as determined at the Bank's discretion. The Borrower shall give the Bank three Business Days prior written notice.

In a minimum amount of HKD1,000,000/ USD100,000 and in its integral multiples.

For RMB: Drawdown can be made on any Business Day within the availability period by giving the Bank prior written notice no later than 11:00 a.m. on a Business Day which is at least three Business Days before the proposed date of drawing and is subject to availability as determined at the Bank's sole discretion. The drawdown may be in a minimum amount of RMB1,000,000 and in its integral multiples.

Availability Period: Subject to the Bank's periodic review.

Interest Rate and Payment:
For HKD/USD: 2.25% per annum over HIBOR/LIBOR or the Bank's Cost of Funds, whichever is higher, payable at the end of each interest period or quarterly in arrears if 6/12 months period is selected. The Borrower may select an interest period which shall be 1/2/3/6/12 month(s).

For RMB: 2.25% per annum over CNH HIBOR or the Bank's Cost of Funds, whichever is higher. Interest shall be payable at the end of each interest period or quarterly in arrears if 6/12 months period is selected. The Borrower may select an interest period which shall be 1/2/3/6/12 month(s). No interest period shall be extended beyond the Final Maturity Date.

Repayment: Each drawdown (together with interest) shall be repayable on the maturity date of such drawdown unless the Bank allows for a rollover, which is to be directly debited from the account maintained with the Bank.

Prepayment: Voluntary prepayment is not permitted during an interest period.

Revolving Loan Facility (RLN2) : Facility Amount: HKD8,000,000

Purpose: For the Borrower to purchase investment products through the Bank.

Drawdown:
For HKD/USD: Drawdown can be made in HKD/USD, subject to availability as determined at the Bank's discretion. The Borrower shall give the Bank three Business Days prior written notice.

In a minimum amount of HKD1,000,000/ USD100,000 and in its integral multiples.

For RMB: Drawdown can be made on any Business Day within the availability period by giving the Bank prior written notice no later than 11:00 a.m. on a Business Day which is at least three Business Days before the proposed date of drawing and is subject to availability as determined at the Bank's sole discretion. The drawdown may be n a minimum amount of RMB1,000,000 and in its integral multiples.

Availability Period: Subject to the Bank's periodic review.

Interest Rate and Payment:
For HKD/USD: 2.25% per annum over HIBOR/LIBOR or the Bank's Cost of Funds, whichever is higher, payable at the end of each interest period or quarterly in arrears if 6/12 months period is selected. The Borrower may select an interest period which shall be 1/2/3/6/12 month(s).

For RMB: 2.25% per annum over CNH HIBOR or the Bank's Cost of Funds, whichever is higher. Interest shall be payable at the end of each interest period or quarterly in arrears if 6/12 months period is selected. The Borrower may select an interest period which shall be 1/2/3/6/12 month(s). No interest period shall be extended beyond the Final Maturity Date.

Repayment: Each drawdown (together with interest) shall be repayable on the maturity date of such drawdown unless the Bank allows for a rollover, which is to be directly debited from the account maintained with the Bank.

Prepayment: Voluntary prepayment is not permitted during an interest period.

Undertaking(s): Customary for financing of this nature and appropriate in judgment of the Bank to be applied to the Borrower, throughout the entire period of this facility, including but not limited to:

(1) The Borrower shall undertake this facility will not be used for property acquisition in Hong Kong or overseas.

(2) The Bank shall have the discretion to designate and appoint an independent professional valuer to conduct the valuation on the Property (as mentioned in the Security section below) on annual basis or at any time requested by the Bank. The cost of valuation is to be borne by the Borrower.

(3) The Borrower shall provide to the Bank a certified copy of its annual rental reports of the Property shown the monthly rental income within 2 weeks from the end of each semi-annual period.

(4) The Borrower shall undertake to insure the Property with reputable insurer in Hong Kong acceptable to the Bank throughout the whole tenor of this facility at their own costs. Total sum insured should be at least 100% of the reinstatement value of the Property.

(5) The Borrower shall maintain and keep at all times the Property in a good and substantial state of repair and condition and allow the Bank to view the state of repair of the Property.

(6) The Borrower shall not sell any part or the whole of the Property without the Bank's prior consent. The proceeds from any permitted sale of the Property shall be applied towards prepayment of this facility in inverse order of maturity.

For RLN1 and RLN2 facilities : Condition(s):

(1) Each drawdown of the RLN1 and RLN2 facilities shall be against 100% of the pledged securities (the Charged Securities as mentioned in the Security section below) in current market value.

(2) The drawdown proceeds from the RLN1 and RLN2 facilities shall be restricted for purchasing of investment product(s) (the "**Purchased Securities**") through the Bank.

(3) The Purchased Securities shall be pledged to the Bank as Charged Securities (as mentioned in the Security section below) for the RLN1 and RLN2 facilities throughout the loan tenor.

(4) Upon selling the Purchased Securities, the proceeds from selling the Purchased Securities shall be firstly used to repay the outstanding balance (both principal and interest) corresponding to relevant drawdown and/or held as cash with the Bank for standby purpose for settlement of new investment orders in the Bank.

Top-Up Provision: The Borrower and/or guarantor(s) (if applicable) shall, upon receipt of notification from the Bank that the outstanding balance of the RLN1 and RLN2 facilities exceeds the Tangible Security Value, provide additional security acceptable to the Bank or pay down the outstanding of the RLN1 and RLN2 facilities to reduce the outstanding balance of the RLN1 and RLN2 facilities at or below the Tangible Security Value.

"Tangible Security Value" means the current market value (in the opinion of the Bank's approved valuer) of the Property and Charged Securities from time to time (as discounted by lending ratios applicable to different categories of charged securities where such ratios shall be determined by the Bank from time to time as it may see fit).

| | | |
|---|---|---|
| Documentary Credits (DC) | : | For issuance of documentary credits for the account of the Borrower in favour of third parties and covering import of goods in the ways acceptable to the Bank and/or acceptance of bills drawn thereunder. |
| Trust Receipt (TR) | : | For trust receipt facility relating to goods imported and financed under the Bank's documentary credits issued for the account of the Borrower with tenor up to 120 days less any usance/credit periods granted by the suppliers of the Borrower.<br><br>The interest shall be 2.5% per annum over HIBOR or the Bank's Cost of Funds, whichever is higher for HKD loan and 2.5% per annum over LIBOR or the Bank's Cost of Funds, whichever is higher for Foreign Currency loan. |
| Local Documentary Credits (Local DC) | : | For issuance of documentary credits for the account of the Borrower in favour of third parties / local beneficiaries and covering import of goods by calling for simple / insecure shipping evidence satisfactory to the Bank. |
| Trust Receipt under Local Documentary Credits (TR under Local DC) | : | For trust receipt facility relating to goods imported and financed under the Bank's Local DC with tenor up to 120 days.<br><br>The interest shall be 2.5% per annum over HIBOR or the Bank's Cost of Funds, whichever is higher for HKD loan and 2.5% per annum over LIBOR or the Bank's Cost of Funds, whichever is higher for Foreign Currency loan. |

Import Trade Loans (ITL) : For extension of trade loans to finance the Borrower's import of goods as evidenced by its suppliers' invoices and any other relevant documents as required. The availability of any particular trade loan will be subject to such conditions as the Bank may decide from time to time with tenor up to 150 days.

The interest shall be 2.5% per annum over HIBOR or the Bank's Cost of Funds, whichever is higher for HKD loan and 2.5% per annum over LIBOR or the Bank's Cost of Funds, whichever is higher for Foreign Currency loan.

Standby Documentary Credits (SDC) : For issuance of standby documentary credits for the account of the Borrower in favour of third parties and covering services and/or other performances in the ways acceptable to the Bank and/or acceptance of bills drawn thereunder.

The Borrower shall reimburse the Bank immediately on demand all amounts of claims under any standby documentary credit issued for its account. Any amount not reimbursed by it to the Bank shall bear default interest at such rate as the Bank may at its absolute discretion determine from time to time.

Documents Against Payment (DP) : For purchase of documentary export D/P bills drawn on parties acceptable to the Bank.

Documents Against Acceptance (DA) : For purchase of documentary export D/A bills drawn on parties acceptable to the Bank with tenor up to 120 days.

The interest shall be 2.5% per annum over HIBOR or the Bank's Cost of Funds, whichever is higher for HKD loan and 2.5% per annum over LIBOR or the Bank's Cost of Funds, whichever is higher for Foreign Currency loan.

Export Trade Loans (ETL) : For extension of trade loans to finance the Borrower's export of goods as evidenced by the Borrower's sale invoices to buyers and any other relevant documents as required. The availability of any particular trade loan will be subject to such conditions as the Bank may decide from time to time with tenor up to 90 days.

The interest shall be 1.7% per annum over HIBOR or the Bank's Cost of Funds, whichever is higher for HKD loan and 1.7% per annum over LIBOR or the Bank's Cost of Funds, whichever is higher for Foreign Currency loan.

| | | |
|---|---|---|
| Negotiation under Documentary Credits with discrepancies (L/G) | : | For negotiation of discrepant documents, secured or unsecured by goods, presented under export documentary credits issued by banks acceptable to the Bank. |
| Bank Guarantee (GTE) | : | For issuance of bank guarantee for the account of the Borrower in favour of third parties in the ways acceptable to the Bank. |
| Term Loan Facility (TL1) | : | Loan Account No.: 337-162507-302<br><br>Outstanding Loan Amount: HKD3,472,222.21 as of 1 April 2019<br><br>Original Loan Amount: HKD5,000,000<br><br>Final Maturity Date: 19 April 2021<br><br>Interest Rate and Payment: 2% per annum over 1 month HIBOR or the Bank's Cost of Funds, whichever is higher, payable at the end of each interest period. No interest period shall extend beyond the Final Maturity Date.<br><br>Repayment: Principal is repaid by 36 monthly instalments, commencing 1 month after drawdown.<br><br>All sums which may become due to the Bank from time to time in respect of this facility (including but not limited to principal and interest) are to be directly debited from the account maintained with the Bank.<br><br>Prepayment: Prepayment (in whole or in part) is allowed provided that the Bank receives 7 Business Days prior written notice and such prepayment is made on an interest payment date with a minimum amount of HKD1,000,000 and in its integral multiples. A prepayment fee of 2% (1st – 12th month(s) after drawdown); 1.5% (13th – 24th months after drawdown) and 1% (25th – 36th months after drawdown) on the Original Loan Amount will be charged. |
| Term Loan Facility (TL2) | : | Loan Amount: HKD6,000,000<br><br>Purpose: To finance the Borrower's factory set-up/ capital expenditure fund usage.<br><br>Final Maturity Date: 3 years from the date of drawdown.<br><br>Drawdown Availability Period: Within 3 months from the date of this letter. |

Drawdown: Drawdown can be made on any Business Day within the Drawdown Availability Period by giving the Bank 7 Business Days prior written notice and the drawdown may be in one lump sum.

Interest Rate and Payment: 2% per annum over 1 month HIBOR or the Bank's Cost of Funds, whichever is higher, payable at the end of each interest period. No interest period shall extend beyond the Final Maturity Date.

Repayment: Principal is repaid by 36 monthly instalments, commencing 1 month after drawdown.

All sums which may become due to the Bank from time to time in respect of this facility (including but not limited to principal and interest) are to be directly debited from the account maintained with the Bank.

Prepayment: Prepayment (in whole or in part) is allowed provided that the Bank receives 7 Business Days prior written notice and such prepayment is made on an interest payment date with a minimum amount of HKD1,000,000. A prepayment fee of 2% (1st – 12th month(s) after drawdown); 1.5% (13th – 24th months after drawdown) and 1% (25th – 36th months after drawdown) on the Loan Amount will be charged.

Cancellation: Cancellation (in whole or in part) is allowed during the Drawdown Availability Period. A cancellation fee of 0.5% on the Loan Amount, payable to the Bank for cancellation of loan requested by the Borrower after acceptance of this facility letter.

Other Covenant(s) & Undertaking(s):

(1) The Borrower undertakes to provide evidence proof, i.e. invoices, supporting the loan purpose of the loan drawdown latest subsequently within 3 months, including but not limited to:

    (i) Renovation, reconstruction/ revitalization plan (if any);
    (ii) Administration expenses (Audit fee, management fee, consulting fee);
    (iii) Capital expenditure and others;
    (iv) Construction expenses for the Xinxing People's Republic of China factory; and
    (v) Professional fee for the assessment of Shenzhen land redevelopment.

**4. Security**

**The Bank shall continue to hold:-**

For the Borrower

(1) **All Monies First Legal Charge** over House 27 (Including the garage, garden and roof appurtenant thereto) of Savanna Garden, No.4283 Tai Po Road, Tai Po Kau, Tai Po, New Territories (the "**Property**") with Bonso Investment Limited as the mortgagor. The charged property is required to have insurance covered according to Clause 12 of Standard Terms and Conditions for Banking Facilities.

(2) **Rental Assignment** over the Property with Bonso Investment Limited as the mortgagor.

(3) **Charge Over Deposits/Securities** (the "**Charged Securities**") over charged accounts as specified and defined in the Schedule of the Charged Securities dated 16 April 2015 executed by the Borrower for RLN1 and RLN2 facilities only.

(4) **Assignment of Insurance Policy** dated 9 March 2012 executed by the Borrower as policyholder(s) to assign by way of security to the Bank all the rights, titles, interests and benefits in and to a policy in the amount of USD1,000,000 and So Chun Bong Andrew as the insured party issued by an insurance company acceptable to the Bank (the "**Policy**"), and the proceeds of such Policy, free from all encumbrances.

For the Borrower and Bonso Electronics Limited

(1) **Cross Guarantee** dated 27 June 2011 for unlimited amount from the Borrower and Bonso Electronics Limited.

(2) **Guarantee** dated 27 June 2011 for unlimited amount from Bonso Electronics International Inc.

The Borrower shall ensure that the legal charge and release/discharge of any property mortgaged to the Bank as security for the Facilities will contain all the usual provisions which are currently in use in Hong Kong and will be prepared by solicitors designated by the Bank.

**5. Undertakings**

**The Borrower and the under-mentioned undertaking parties (if any) shall continue to undertake to the Bank as follows:-**

(1) The Borrower shall ensure Bonso Electronics International Inc. and its subsidiaries/ associated companies shall not pledge any assets without the Bank's prior consent.

(2) Bonso Electronics Limited undertakes to maintain current market value of financial investments/ case value of insurance with the Bank of not less than USD500,000 or equivalent in other currencies at its and/or its subsidiaries' / its associated companies' account(s).

(3) The Borrower shall provide additional security acceptable to the Bank or pay down the outstanding balance of the Facilities within 14 Business Days upon receipt the notice from the Bank to restore the Loan-To-Valuation Ratio at 100% or below in any event if the Loan-To-Valuation Ratio exceeds 105%.

"Loan-To-Valuation Ratio" means the ratio of aggregate outstanding amount of the Facilities to the current market value (in the opinion of the Bank's approved valuer) of the Property and the value of Charged Securities.

(4) The Borrower and the corporate guarantor(s) (if any) shall provide to the Bank a certified copy of its annual audited accounts/financial statements within 180 days after the end of each financial year and such other relevant financial information as the Bank may from time to time reasonably request.

(5) Each of the Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall immediately inform the Bank once there are changes of its directors or beneficial shareholders or amendment to its memorandum of association (if any) and articles of association or equivalent constitutional documents and shall ensure that such changes/amendment are updated in the company registry of its place of incorporation promptly.

## 6. Fees

A facility review fee of HKD35,000 will be debited from the Borrower's account maintained with the Bank at the expiration of 14 days from the date of this letter unless the Bank receives the Borrower's written notification that the Facilities are no longer required within 7 Business Days from the date of this letter.

Upon completing each review of the Facilities, the Bank is authorised to debit the current account maintained by the Borrower with the Bank for the facility review fee as the Bank may prescribe from time to time.

If applicable, a valuation fee shall be payable by the Borrower for the purpose of valuation of the property by surveyor appointed by the Bank in its sole discretion. The Bank is authorised to debit the current account maintained by the Borrower with the Bank for such valuation fee as the surveyor may charge, notwithstanding that the Borrower does not accept this Facility Letter, the Facilities are not made available due to the Borrower failing to comply with the terms and conditions set out in this Facility Letter, or the Facilities are cancelled or suspended at any time.

**<u>Section 83 of the Banking Ordinance</u>**

(i) Section 83 of the Banking Ordinance (Cap. 155, the Laws of Hong Kong) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to any member of the HSBC Group (including the Bank and its subsidiaries). In accepting this letter, the Borrower and/or the guarantor(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will proceed on the basis that the Borrower and/or the guarantor(s) is (are) not so related or connected for the purpose of the Banking Ordinance. The Bank would also ask, that if the Borrower and/or the guarantor(s) become(s) aware that it (they) become(s) so related or connected in future, that the Borrower and/or the guarantor(s) immediately advise(s) the Bank (together with the details) in writing.

(ii) The Borrower and the guarantor(s) shall obtain consent and authorisation from such persons who are related or connected to the HSBC Group as referred to in sub-Clause (i) above for the provision of their information to the Bank, its branches, subsidiaries and Affiliates for the purpose of enabling the Bank and its Affiliates to comply with the Banking Ordinance.

(iii) The Borrower and the guarantor(s) authorise (and authorise on behalf of the above related or connected persons) the Bank to exchange with the Bank's branches, subsidiaries and Affiliates information relating to the Borrower, the guarantor(s) and/or the above related or connected persons and the facilities granted to/guaranteed by the Borrower, the guarantor(s) and/or the above related or connected persons for the purpose of enabling the Bank and its Affiliates to comply with the Banking Ordinance.

(iv) The Borrower or a guarantor may be considered as related or connected to the HSBC Group if it is:

(1) a director or employee of a member of the HSBC Group;
(2) a relative of a director or employee of a member of the HSBC Group;
(3) a firm, partnership or non-listed company in which a member of the HSBC Group or director of HSBC Group (or such director's relative) is interested as director, partner, manager or agent;
(4) an individual, firm, partnership or non-listed company of which any controller, minority shareholder controller, or director of the HSBC Group (or such controller's, minority shareholder controller's or director's relative) is a guarantor;
(5) a person that controls any member of the HSBC Group;
(6) a person that has minority shareholding control of any member of the HSBC Group;
(7) a firm, partnership or non-listed company which any of the persons listed above is able to control.

(v) For the purposes of this Clause:-

"**Affiliate**" includes an associated company as such term is defined in the Companies Ordinance (Cap. 622, the Laws of Hong Kong) as amended and supplemented from time to time and any entity in which a controller of an HSBC Group Member:

(1) has a beneficial interest in, or controls, 50% or more of the total number of ordinary shares; or
(2) is entitled to exercise, or control the exercise of, 50% or more of the voting power.

A person has "**control**" if such person is:-

(1) an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or
(2) a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary;

and "**controller**" shall be construed accordingly.

"**HSBC Group**" means HSBC Holdings plc, its subsidiaries and Affiliates and other entities (including their subsidiaries, Affiliates and special purpose entities) over which HSBC Holdings plc, its subsidiaries or Affiliates is able to exert control, wherever situated.

A person is a "**minority shareholding controller**" or has "**minority shareholding control**" if such person, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

"**relative**" means:

(1) any immediate ascendant, any spouse or former spouse of any such ascendant, and any brother or sister of any such spouse or former spouse;
(2) any immediate descendant, and any spouse or former spouse of any such descendant;
(3) any brother or sister, aunt or uncle and any nephew or niece and any first cousin;
(4) any spouse or former spouse, any immediate ascendant of any such spouse or former spouse, and any brother or sister of any such spouse or former spouse,

and, for the purposes of this definition, any step-child shall be deemed to be the child of both its natural parent and of its step-parent and any adopted child to be the child of the adopting parent, and a spouse shall include anyone living as such.

"**subsidiary**" shall have the same meaning as ascribed to it under the Companies Ordinance (Cap. 622, the Laws of Hong Kong) as amended and supplemented from time to time.

Please note that in reviewing the Facilities, we may make reference to the credit report(s) of the Borrower(s)/guarantor(s)/security provider(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following address:

Commercial credit reference agency:
Dun & Bradstreet (HK) Ltd., Unit 1308-1315, 13/F., BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon.
Tel: 2516 1100 ; Fax: 2960 4721.

Please arrange for the enclosed copy of this letter to be signed by the Borrower and all guarantors and security providers of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder's Resolution(s) (if applicable) of the Borrower and all guarantors and security providers before **4 May 2019**, failing which our offer shall lapse unless it is extended by us at our absolute discretion.

By accepting this Facility Letter, you would agree to channel all your remittance transactions and insurance arrangement to the Bank. Our Payments and Cash Management Department and General Insurance Sales Department would contact you to offer our services on remittance and insurance respectively.

Should you have any queries, please do not hesitate to contact the following persons:-

| Queries on | Name | Telephone No. |
|---|---|---|
| Banking arrangement | Ms. Jessie Wong | 21984061 |
| Factoring arrangement | Mr. Johnny Chan | 21988175 |
| Insurance | Mr. Stanley Ng | 36625056 |
| | Mr. John Li | 21982522 |
| Remittance | Mr. Billy Chow | 21984534 |
| | Remittance Hotline | 21986919 |
| Wealth management | Ms. Rita Yeung | 21985534 |
| Execution of documents | Documentation Hotline | 21982094 |

Kindly return a signed copy of this letter and other relevant documents to **Operations Manager, Credit Services of Credit Services Department at 17/F Hang Seng 113, 113 Argyle Street, Mongkok, Hong Kong**.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance.

Yours faithfully,

For and on behalf of
Hang Seng Bank Limited

LI Wai-leung, Emil    WONG Pui-yan, Jessie

Authorized Signature(s)

GY/ph

I/We hereby accept the Facilities and agree to be bound by all the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities, which I/we have read and understood.

For and on behalf of
BONSO ADVANCED TECHNOLOGY LTD.

........................................
Authorised Signature(s)

Bonso Advanced Technology Limited

I/We agree to act as guarantor/ security provider of the Facilities on the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities.

For and on behalf of
BONSO ELECTRONICS LTD.

........................................
Authorized Signature(s)

Bonso Electronics Limited

For and on behalf of
BONSO ELECTRONICS INTERNATIONAL INC.

........................................
Authorized Signature(s)

Bonso Electronics International Inc.

For and on behalf of
BONSO INVESTMENT LTD.

........................................
Authorized Signature(s)

Bonso Investment Limited